Exhibit 99.2

Marine Products Corporation

Board of Directors Appoints New Director Patrick J. Gunning

ATLANTA, December 15, 2020 – Marine Products Corporation (NYSE: MPX) today announced the appointment of Patrick J. Gunning to the Board of Directors of the Company effective January 1, 2021.

Gunning is the Chief Financial Officer of the Robert W. Woodruff Arts Center, Inc. in Atlanta, Georgia. Previously he held multiple leadership roles during his 40 years in public accounting prior to retirement from Ernst & Young LLP (EY) in 2020. These positions included Partner at EY, Southeast Region Leader of the Financial Accounting Advisory Services (FAAS) at EY, Assurance leader and Audit Partner for EY, Partner and Assurance Division Leader with Arthur Andersen LLP, and numerous additional regional leadership roles. He will bring extensive financial reporting, accounting, management, and leadership experience to Marine Products Corporations’ Board of Directors.

Richard A. Hubbell, President and Chief Executive Officer, stated “We are pleased to welcome Pat to our Board. He is an accomplished leader that will bring strategic insights to Marine Products Corporation.”

Mr. Gunning will fill an upcoming board opening by the retirement of James B. Williams on December 31, 2020. Mr. Williams joined the Board of Directors in 2001 and served with distinction on the Board and several committees, including the Audit Committee. Mr. Hubbell also expressed the Company’s appreciation for Mr. Williams’ service and gratitude for his contributions over the past 19 years.

Marine Products Corporation (NYSE: MPX) is a leading manufacturer of fiberglass boats under three brand names: Chaparral, Robalo and Vortex. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include various models, such as OSX Luxury Sportboats, the 257 SSX, and SunCoast Sportdecks. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models. Chaparral also offers jet powered boats under the Vortex brand name.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

For information contact:

BEN M. PALMER

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

JIM LANDERS

Vice President Corporate Services

(404) 321-2162

jlanders@marineproductscorp.com